UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32501	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices, with zip code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

[d]           On December 19, 2007, pursuant to the recommendation of our Governance and Nominating Committee, our Board of Directors appointed Richard J. Hawkins to serve as an independent member on our Board of Directors.  We anticipate that our Board of Directors will name Mr. Hawkins to our Audit Committee and to our Governance and Nominating Committee.

In connection with his services as a director, Mr. Hawkins will be entitled to the customary compensatory arrangements for outside directors, namely an annual retainer of $20,000; $2,000 for each Board meeting and $2,000 for each committee meeting he attends in person; and $500 for each Board meeting he attends telephonically.  In addition, on December 19, 2007, Mr. Hawkins was granted an option to purchase fifty thousand (50,000) shares of our common stock pursuant to the terms of our 2004 Equity Incentive Plan, at an exercise price per share of $5.13, which was the fair market value of our common stock on the date of grant.  The option vests in equal monthly installments over a period of four years, subject to Mr. Hawkins’ continued service to the Company.

Mr. Hawkins is currently the Chairman and CEO of LabNow Inc., a diagnostic device company developing rapid, point-of-care, physician office-based diagnostic testing systems. Mr. Hawkins previously founded and guided the growth of Pharmaco, a clinical drug development services company, where he served as Chairman, President, and Chief Executive Officer.   In addition, Mr. Hawkins was a founder of id2, a pharmaceutical and biotechnology research management company, Sensus Drug Development Corp., a biotechnology company that was sold to Pfizer, and Covance Biotechnology Services, and served as Chairman of the Board for LoopOne, Inc., a shipping and logistics software company. In addition to his role as Chairman of the Board for LabNow Inc., Mr. Hawkins also currently serves on the Board of Directors of Synarc, Inc. and SciClone Pharmaceuticals Inc.

A copy of the press release announcing Mr. Hawkins’ appointment is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits

[d]           Exhibits

Exhibit 99.1    Press release issued by Cytori Therapeutics, Inc. on December 20, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: December 21, 2007	By: /s/ Christopher J. Calhoun
Christopher J. Calhoun
Chief Executive Officer

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